SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): JULY 9, 1998
                                                  ------------

                          GST Telecommunications, Inc.
                                  GST USA, Inc.
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             (Exact name of registrant as specified in its charter)

          Canada                  1-12866             N/A
          Delaware              333-33601-02        83-0310464
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(State or other jurisdiction    (Commission       (IRS Employer
   of incorporation)            File Number)   Identification No.)

                  4001 Main Street, Vancouver, Washington 98663
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     (Address of principal executive offices)        (Zip Code)

Registrants' telephone number, including area code: (360) 906-7100
                                                    --------------

          (Former name or former address, if changed since last report)

ITEM 5.           OTHER EVENTS.

         Reference is made to Item 3. "Legal Proceedings" of the Transition Report on Form 10-K for the three months ended December 31, 1997 of each of GST Telecommunications, Inc. ("GST") and GST USA, Inc. ("GST USA" and together with GST, the "GST Parties"), and to the description therein of an action for alleged patent infringement commenced by Aerotel, Ltd. and Aerotel U.S.A. Inc. (collectively "Aerotel") against NACT Telecommunications, Inc. ("NACT"), a former subsidiary of the GST Parties, and the GST Parties. The amended pleadings in such action seek in excess of $18.7 million in damages. NACT's patent counsel believes that NACT has valid defenses to the Aerotel action. If upheld, these defenses would also be valid for the GST Parties.

         On July 9, 1998, the GST Parties, World Access, Inc. ("World Access") and Aerotel entered into a Memorandum of Understanding to settle such action. As of the date hereof, they are negotiating the terms and conditions of a final settlement agreement, which is expected to be executed in the near future. The GST Parties currently estimate that their portion of the settlement will be approximately $2.9 million. If a settlement is not effectuated and the GST Parties do not prevail on their defenses, the action could result in a material adverse effect on the GST Parties' financial condition. The GST Parties have determined that settlement of the Aerotel action would be in their best interest in light of the substantial costs anticipated to be incurred in the trial of this action and the sale of NACT to World Access in February 1998.

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

                                    SIGNATURE
                                    ---------

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.



                                  GST TELECOMMUNICATIONS, INC.

Dated: August 27, 1998            By: /S/ Daniel Trampush
                                      ---------------------------------------
                                           Daniel Trampush
                                           Senior Vice President

                                  GST USA, INC.

Dated: August 27, 1998            By: /S/ Daniel Trampush
                                      ---------------------------------------
                                      Daniel Trampush
                                      Senior Vice President


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